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                                                                    Exhibit 4.20

                              [English Translation]

             AGREEMENT ON THE CONFIRMATION OF RIGHTS AND OBLIGATIONS

         This Agreement on the Confirmation of Rights and Obligations (the "Agreement") is entered into by and between the following two parties on May 15, 2002 in Shanxi, the People's Republic of China (the "PRC"):

1. SHANXI MOBILE COMMUNICATION COMPANY LIMITED, a limited liability company duly established and in good standing under the laws of the PRC, with its legal address at 39 Shuang Ta Xi Jie, Taiyuan, Shanxi Province, the PRC ("Shanxi Mobile"); and

2. SHANXI COMMUNICATION SERVICE COMPANY, a state-owned enterprise duly established and in good standing under the laws of the PRC, with its legal address at 39 Shuang Ta Xi Jie, Taiyuan, Shanxi Province, the PRC (the "Service Company").

WHEREAS:

1. Shanxi Mobile and the Service Company entered into the Assets Injection Agreement with China Mobile Communications Corporation ("CMCC") on May 15, 2002.

2. In accordance with the Asset Injection Agreement, CMCC will, in the name of CMCC, inject the mobile communication business and related assets in Shanxi Province formerly operated and managed by the Service Company into Shanxi Mobile.

THEREFORE, in order to confirm the ownership of the interests, assets, liabilities, personnel and services under the Asset Injection Agreement, the parties have reached the following agreement:

ARTICLE ONE             CONFIRMATION OF RIGHTS AND OBLIGATIONS RELATED TO THE
                        ASSETS INJECTION

1.1 Each party hereby confirms to the other party that all the Related Assets, Related Liabilities, Related Personnel and Related Services under the Asset Injection Agreement (defined in the Asset Injection Agreement,) shall be owned or assumed by Shanxi Mobile; accordingly, the Service Company enjoys no rights, undertakes no liability and bears no expense with regard to the same (unless otherwise agreed upon in this Agreement).

1.2 Each party hereby confirms to the other party that, except the Related Assets, Related Liabilities, Related Personnel and Related Services under the Asset Injection Agreement, all the other services, assets, liabilities and personnel (including, but not limited to, all the real estate, non-mobile assets and personnel, non-mobile communications long-term investments and non-mobile communications liabilities) formerly operated and managed by the Service Company shall still be owned or assumed by the Service Company; and accordingly, Shanxi Mobile enjoys no rights, undertakes no liability and bears no expense with regard to the same.

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ARTICLE TWO             CONFIRMATION OF RIGHTS AND OBLIGATIONS RELATED TO
                        CONTRACTS

Each party hereby confirms to the other party that all the contracts in relation to the Related Assets, the Related Liabilities, the Related Personnel and the Related Services under the Asset Injection Agreement shall be transferred to Shanxi Mobile. However, due to the time limit and the enormous amount involved, the official transfer of certain contracts to Shanxi Mobile may have not been approved by the other party/parties thereto (the "Non-Transferred Contracts"). For such Non-Transferred Contracts, the parties hereby agree and confirm as follows:

2.1 As of the Effective Date (as defined in the Asset Injection Agreement), the rights and liabilities, as well as the gains and losses of the Service Company generated from the Non-Transferred Contracts shall belong to Shanxi Mobile (unless otherwise stipulated in this Agreement ), notwithstanding the fact that such Non-Transferred Contracts are still held by and performed in the name of the Service Company. The Service Company agrees to act as the trustee of Shanxi Mobile to receive or hold any interests generated from the Non-Transferred Contracts (including but not limited to certain goods and loans) on behalf of Shanxi Mobile, and that such interests are owned by Shanxi Mobile. Upon demand, the Service Company shall deliver such interests to Shanxi Mobile;

2.2 The Service Company shall exercise or perform the rights and liabilities under the Non-Transferred Contracts strictly in accordance with the instructions given by Shanxi Mobile from time to time, and shall not amend any terms of the Non-Transferred Contracts or terminate the same without Shanxi Mobile's prior written consent thereto;

2.3 The reasonable expenses incurred by the Service Company for the purpose of performing the obligations under the paragraph 2.1 above shall be reimbursed by Shanxi Mobile, except expenses incurred as a result of negligence or misconduct on the part of, or other reasons caused by, the Service Company;

2.4 If, as a result of the Service Company's negligence, misconduct or other reasons caused by the Service Company in connection with its holding or performing the Non-Transferred Contracts in its name and on behalf of Shanxi Mobile under this Agreement, Shanxi Mobile sustains any losses therefrom (including but not limited to litigation expenses and damages), the Service Company shall sufficiently and timely compensate Shanxi Mobile for such losses; and

2.5 If there arises such a need that the rights of Shanxi Mobile under the Non-Transferred Contracts (including the rights to initiate legal proceedings or arbitration, or to take other necessary actions) be exercised by the Service Company in its name, the Service Company shall assist Shanxi Mobile by exercising such rights in the Service Company's name.

ARTICLE THREE           REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

3.1 Each party hereto represents, warrants and undertakes to the other party that:

     (1) it is an independent legal person duly established and in good standing under the laws of the PRC;

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     (2)    it has all requisite right, authority and power to execute this
            Agreement and perform the responsibilities and obligations under this Agreement;

     (3) Any and all terms and conditions under this Agreement comply with its incorporated and charter documents, laws and regulations of PRC, and any agreement entered into with any third party;

     (4) The representative to sign this Agreement has been duly authorized. This Agreement, upon execution, will constitute legal, valid, binding and enforceable obligations of each party.

ARTICLE FOUR            LIABILITIES ARISING FROM BREACH OF CONTRACT

4.1 In case of any breach of the provisions or representations, warranties and undertakings under this Agreement, the party that breaches this Agreement shall compensate the other party hereto or undertake any and all losses, expenses and liabilities arising from the breach of contract of the other party, including, but not limited to, the relevant legal proceedings or arbitration fees and attorney fees.

ARTICLE FIVE            CONFIDENTIALITY

5.1 Unless stipulated or required by the law or relevant regulatory body, any party hereto shall not provide or disclose any information in relation to the business and finance of the other party to any entity or individual without the prior written consent of the other party.

ARTICLE SIX             FORCE MAJEURE

6.1 In any event of force majeure which is unforeseeable, unavoidable and insurmountable as to its happening and consequences, resulting in any inability of any party to perform the related obligations hereunder in accordance with the agreed conditions of this Agreement, the affected party shall immediately notify the other party of such event, and provide the other party within fifteen (15) days with valid documents of proof evidencing the detailed occurrence of such event, and reasons for its inability or delay in performing all or part of such obligations under this Agreement. Depending on the extent to which an event of force majeure affects the performance of such obligations, the parties hereto shall consult each other so as to work out fair and reasonable remedies and endeavour to solve the problem.

ARTICLE SEVEN           ASSIGNMENT

7.1 Unless agreed otherwise by the parties, any party shall not assign all or part of its rights and obligation hereunder without the prior written consent of the other party.

ARTICLE EIGHT           NO WAIVER

8.1 Unless the law states otherwise, any failure to exercise or delay in exercising its rights or

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powers by one party hereunder shall not be construed as a waiver of such rights or powers. Any one time or partial exercise of such rights or powers by one party shall not affect any further or complete exercise of such rights or powers.

ARTICLE NINE            SETTLEMENT OF DISPUTE

9.1 Any dispute arising from or in connection with the interpretation or performance of this Agreement shall be settled by the parties through friendly negotiations conducted among representatives appointed by the parties for this purpose. In the case that no resolution is reached through consultations within 60 days after the occurrence of such dispute, any party may bring an action to a competent people's court for its judgment.

ARTICLE TEN             GOVERNING LAW

10.1 This Agreement shall be governed by and interpreted in accordance with the laws of the PRC.

ARTICLE ELEVEN          NOTICES

11.1 Any notice to be given under this Agreement shall be made in writing and sent by mail, telex, telegraph or facsimile to the other party's address set out in the front page of this Agreement or to any other address as such party may designate in writing from time to time.

11.2 Any notice shall be deemed as having been received at the time of delivery if delivered in person; on the date of the receipt if delivered by mail; at the time of taking back the receipt if delivered by telex; upon delivery if transmitted by facsimile.

ARTICLE  TWELVE         EFFECTIVENESS AND MISCELLANEOUS

12.1 This Agreement shall come into effect upon the date when it is executed and stamped by the legal persons or authorized representatives of the parties.

12.2 Upon the unanimous agreement of the parties hereto, this Agreement may be amended or supplemented and any of such amendment or supplement to this Agreement shall be effective only if they are in writing and executed and stamped by the legal representatives or authorized representatives of the parties.

12.3 This Agreement is severable. Should any provision hereof for any reason at any time be declared invalid or unenforceable by a competent court, the validity and enforceability of the remaining provisions herein shall remain intact. Under such circumstances, the parties hereto shall, on the principle of honesty and trust, consult each other to conclude a replacement provision, so as to materialize the purpose of the severed provision.

12.4 This Agreement is executed in Chinese in two (2) original counterparts, each of which shall be retained by each party hereto. Each counterpart is equally effective.

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SHANXI MOBILE COMMUNICATION COMPANY LIMITED

By: /s/GAO Buwen
    -------------------------------------------------
    Legal Representative or Authorized Representative

SHANXI COMMUNICATION SERVICE COMPANY

By: /s/WEI Dong
    -------------------------------------------------
    Legal Representative or Authorized Representative

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